EXHIBIT 4.9

UNDERTAKING AGREEMENT

dated as of

December 20, 2007

by

LYONDELL CHEMICAL COMPANY
EQUISTAR CHEMICALS, LP
HOUSTON REFINING LP

i

Section 4.05.	Dispositions	35
Section 4.06.	Restricted Payments	36
Section 4.07.	Change in Nature of Business	38
Section 4.08.	Transactions with Affiliates	39
Section 4.09.	Burdensome Agreements	40
Section 4.10.	Anti-Money Laundering	42
Section 4.11.	Capital Expenditures.	42
Section 4.12.	Accounting Changes	43
Section 4.13.	Fixed Charge Coverage Ratio	43

ARTICLE 5
UNDERTAKING AS TO SERVICER

Section 5.01.	Unconditional Undertaking	43
Section 5.02.	Obligations Absolute	44
Section 5.03.	Waivers and Acknowledgments	46
Section 5.04.	Subrogation.	46

ARTICLE 6
MISCELLANEOUS

Section 6.01.	Notices	47
Section 6.02.	No Waivers	48
Section 6.03.	Amendments and Waivers	48
Section 6.04.	Continuing Agreement; Assignments under Receivables Purchase Agreement	48
Section 6.05.	Successors	48
Section 6.06.	Governing Law; Submission to Jurisdiction	49
Section 6.07.	Counterparts; Effectiveness	49
Section 6.08.	WAIVER OF JURY TRIAL	49

SCHEDULE 2.01 Environmental Matters
SCHEDULE 2.03 -Subsidiaries
SCHEDULE 2.04 Insurance
SCHEDULE 4.01(b) Existing Liens
SCHEDULE 4.02(e) Investments
SCHEDULE 4.05(k) Permitted Dispositions
SCHEDULE 4.08(c) Transactions With Affiliates
SCHEDULE 4.09 Burdensome Agreements

ii

UNDERTAKING AGREEMENT dated as of December 20, 2007 by each of LYONDELL CHEMICAL COMPANY (Lyondell), as Servicer and as Originator, EQUISTAR CHEMICALS, LP (Equistar), as Originator, HOUSTON REFINING LP (HRLP), as Originator and any additional Originator (Lyondell, Equistar, HRLP and any additional Originator, collectively, the Originators) from time to time party hereto, in favor of the Purchasers (as defined in the Receivables Purchase Agreement referred to below) and Citibank, N.A. (Citibank), as administrative agent and asset agent thereunder (the Agent).

RECITALS

LyondellBasell Receivables I, LLC (the Seller), as buyer, and the Originators, as sellers (and, in the case of Lyondell, as buyers servicer), have entered into a Receivables Sale Agreement dated as of the date hereof (the Receivables Sale Agreement), pursuant to which the Originators sell and transfer all Seller Receivables (as defined in the Receivables Sale Agreement) originated by such Originator, together with certain related assets (including collections), to the Seller.

The Seller and Lyondell, as initial Servicer, have entered into the Receivables Purchase Agreement dated as of the date hereof among the Seller, Lyondell as Servicer, the Agent and the other banks and financial institutions party thereto (the Receivables Purchase Agreement).  Pursuant to the Receivables Purchase Agreement, the Seller may sell to one or more of the Purchasers, as the case may be, undivided percentage ownership interests in Receivables and related assets that were acquired by the Seller from the Originators.

The Agent and the Purchasers have requested that the Servicer and each Originator  provide, and each such party is willing to provide, certain additional assurances, as set forth herein, as to the ability of each such party to perform its obligations, as Originator or as Servicer, as applicable, under the Transaction Documents, and it is therefore a condition precedent to the effectiveness of the Receivables Purchase Agreement that the Servicer and each Originator shall have executed and delivered this Agreement.

NOW, THEREFORE, in consideration of the premises, and the substantial direct and indirect benefits to each Restricted Party from the financing arrangements contemplated by the Receivables Purchase Agreement and the Receivables Sale Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Originator hereby agrees as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.  (a) Terms defined in the Receivables Purchase Agreement and not otherwise defined in Section 1.01(b), have, as used herein, the respective meanings provided for therein.

(b)   The following terms, as used herein, have the following meanings:

ABF Loan Document shall mean a Loan Document as defined in the ABF Agreement.

ABF Loan Party shall mean a Loan Party as defined in the ABF Agreement.

ABF Restricted Party shall mean a Restricted Party as defined in the ABF Agreement.

Acquisition means the merger of BIL Acquisition Holdings Limited into Lyondell pursuant to the Acquisition Agreement.

Acquisition Agreement means that certain Agreement and Plan of Merger, dated as of July 16, 2007, by and among the Company, BIL Acquisition Holdings Limited and Lyondell.

Anti-Terrorism Laws means:

(a)            the Executive Order No. 13224 of September 23, 2001 blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism;

(b)            the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)            the Money Laundering Control Act of 1986, Public Law 99-570;

(d)            the International Emergency Economic Powers Act, 50 U.S.C. 1701 et seq, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq, and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and

(e)            any similar law enacted in the United States of America subsequent to the date of this Agreement.

Anti-Terrorism Party means  any person listed:

(a)            in the Annex to Executive Order No. 13224 on Terrorist Financing, effective September 2001;

(b)            on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

(c)            in any successor list to either of the foregoing; or

(d)            any person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224 on Terrorist Financing, effective September 2001.

Attributable Indebtedness means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof of any liability that would be required to appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Capital Expenditures has the meaning specified in the Senior Facility Credit Agreement.

Capitalized Leases means all leases which, in accordance with GAAP, are recorded as capitalized leases; provided that for all purposes hereunder the amount of principal obligations under any Capitalized Lease shall be the Attributable Indebtedness related thereto.

Carry-Forward Amount has the meaning specified in Section 4.11.

Cash Equivalents means any of the following types of Investments, to the extent owned by any Restricted Party:

(a) time deposits or demand deposits in local currencies held by it from time to time in the ordinary course of business;

(b) an obligation, maturing within two years after the date of its acquisition, issued or guaranteed by the United States of America, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union, on December 31, 2003 or an instrumentality or agency thereof,

(c) a certificate of deposit or bankers acceptance, maturing within one year after the date of its acquisition, issued by any Lender, or a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of A or better by S&P or A2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency,

(d) commercial paper, maturing within one year after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better byMoodys, or the equivalent rating by any other nationally recognized rating agency,

(e)  repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or in respect of instruments set forth in clauses (c) or (d) above of the credit quality set forth in such applicable clause,

(f)  Money Market preferred stock maturing within six months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the United States, Australia, Japan, Canada, Switzerland or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof, which has a rating of A or better by S&P or Moodys or the equivalent rating by any other nationally recognized rating agency,

(g) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency, and

(h) shares of any fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (b) through (g) above.

     CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

     Change in Law means, the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).

     Consolidated EBITDA means, with respect to the Company and its Restricted Subsidiaries, for any Test Period, the sum, without duplication, of:

(1) Consolidated Net Income, and

(2) to the extent such Consolidated Net Income has been reduced thereby,

(a)            all income taxes paid or accrued (other than income taxes attributable to extraordinary gains or losses),

(b)            Consolidated Interest Expense,

(c)            Consolidated Non-cash Charges,

(d)            the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to bepaid under the terms of the instrument(s) governing any Indebtedness upon the repayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(e)            nonrecurring costs and expenses paid that are related to any expense or cost reductions that have occurred or are associated with the good faith projected cost savings described in clause (3) below;

(f)            management fees and merger and acquisition advisory fees paid to the Sponsor,

(g)            any inventory write-up in connection with purchase accounting in respect of acquisitions (including the Acquisition); and

(3) the amount of net cost savings projected by the Company in good faith to be realized by specified actions taken prior to or during such period; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within twelve months of the date or determination to take such action and the benefit is expected to be realized within twelve months of taking such action, and (z) the aggregate amount of such cost savings added pursuant to this clause (3) shall not exceed $150,000,000 during such Test Period.

Consolidated Interest Expense means, with respect to the Company and its Restricted Subsidiaries and for any period, the sum of, without duplication:

(1)            the interest expense (including yield expense in the case of any Securitization Transaction) in respect of Financial Indebtedness, including:

         (a)            any amortization of debt discount,

                 (b)            all capitalized interest, and

 (c)            the interest portion of any deferred payment obligation,

 but excluding, in each case, any amortization or write-off of deferred financing costs and fees incurred in connection with the incurrence of any Indebtedness or Securitization Transactions; plus

(2)            the net amount paid (or deducting the net amount received) by the Company and its Restricted Subsidiaries in respect he relevant period under any Obligations in respect to Swap Contracts consisting of interest rate hedging arrangements or the interest rate component of currency hedging arrangements, plus

(3)            the interest component of Capitalized Leases paid, accrued and/or scheduled to be paid or accrued during such period, lessinterest income.

Consolidated Net Income shall have the meaning specified in the Senior Facility Credit Agreement.

Consolidated Net Tangible Assets means, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, as of the last day of the then most recently ended fiscal year for which financial statements have been delivered pursuant to Section 5.5 of the Receivables Purchase Agreement, after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, IP Rights, unamortized debt discount and other like intangible assets.

Consolidated Non-cash Charges shall have the meaning specified in the Senior Facility Credit Agreement.

Contractual Obligation has the meaning specified in the Senior Facility Credit Agreement.

Disposition or Dispose means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Equity Interests means that portion of any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that is not itself a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, on or prior to the date that is ninety-one (91) days after the Commitment Termination Date, provided, however, that any Equity Interest that would not constitute a Disqualified Equity Interest but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of a change of control occurring prior to the date that is ninety-one (91) days after the Commitment Termination Date shall not constitute a Disqualified Equity Interest.

Notwithstanding the preceding sentence, only the portion of such Equity Interest which so matures or is mandatorily redeemable or is so convertible orexchangeable prior to the date that is ninety-one (91) days after the Commitment Termination Date shall be so deemed a Disqualified Equity Interest.  The amount of any Disqualified Equity Interest that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Equity Interest as if such Disqualified Equity Interest were redeemed, repaid, converted or repurchased on any date on which the amount of such Disqualified Equity Interest is to be determined pursuant hereto; provided, however, that if such Disqualified Equity Interest could not be required to be redeemed, repaid, converted or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Equity Interest as reflected in the most recent financial statements of such Person.

Environmental Laws means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and to workplace health and safety.

Environmental Permits means any permit, approval, identification number, license or other authorization required under any Environmental Law.

Excluded Capital Expenditures has the meaning specified in the Senior Facility Credit Agreement.

Existing Notes means, collectively, the $615,000,000 8⅜% Senior Notes due 2015 of the Company, the 500,000,000 8⅜% Senior Notes due 2015 of the Company and the $300,000,000 8.10% Guaranteed Notes due 2027 of Basell Finance, the 10% Senior Secured Notes due 2013 of Lyondell, the 8% Senior Unsecured Notes due 2014 of Lyondell, the 8% Senior Unsecured Notes due 2016 of Lyondell, the 6.875% Senior Unsecured Notes due 2017 of Lyondell, the 10% Debentures due 2010 of Lyondell, the 9.8% Debentures due 2020 of Lyondell, the 10⅝% Senior Unsecured Notes due 2008 of Equistar, the 10 1/8% Senior Unsecured Notes due 2011 of Equistar, the 7.55% Debentures due 2026 of Equistar, the 7⅝% Senior Notes due 2026 of Millennium America Inc. and the 8% Unsecured Notes due 2009 of Equistar, in each case to the extent outstanding on the Closing Date and the 4% Convertible Debentures due 2023 of Millennium Chemicals Inc. (to the extent not converted on the Closing Date).

FCC Period shall have the meaning specified in Section 4.13..

Financial Indebtedness shall have the meaning specified in the Senior Facility Credit Agreement.

Fixed Charge Coverage Ratio means, with respect to any FCC Period, the ratio of (A) Consolidated EBITDA for such FCC Period minus Capital Expenditures made during such FCC Period to (B):

(x)    Consolidated Interest Expense; plus

(y)    the sum of

(a)    the amount of all dividend payments on any series of preferred stock (other than dividends paid in Qualified Equity Interests and other than dividends paid to the Company or to a Restricted Subsidiary) paid or accrued, plus

(b)    tax actually paid in cash by the Company or any Restricted Subsidiary and attributable to the items referred to in paragraph (a) of this clause (y), plus

(z)                  the principal amount of all scheduled amortization payments on all Financial Indebtedness (including the principal component of all Capitalized Leases);

provided that the Fixed Charge Coverage Ratio shall be calculated for the FCC Period ending (i) March 31, 2008 based on the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (z) above for each full fiscal quarter ending after the Closing Date multiplied by four, (ii) June 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in clauses (x) and (z) above for each full fiscal quarter ending after the Closing Date multiplied by two and (iii) September 30, 2008 based on the sum of the Consolidated Interest Expense and amortization payments referred to in the clauses (x) and (z) above for each full fiscal quarter ending after the Closing Date multiplied by 4/3.

Guarantee means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term Guarantee as a verb has a corresponding meaning.

Hazardous Materials means all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

Holding Company means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

Indebtedness means, as to any Person at any time, without duplication, all of the following:

        (a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

        (b)  the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

        (c)  net obligations of such Person under any Swap Contract;

        (d)  all obligations of such Person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

        (e)  all obligations of any third party of the type referred to in clauses (a), (b), (c), (d), (f) and (h) of this definition which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

        (f)  all Receivables Financings, Securitization Transactions and obligations under Asset Backed Credit Facilities (each as defined under the Senior Facility Credit Agreement);

        (g)  all Disqualified Equity Interests issued by such Person or preferred stock issued by a Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Equity Interests or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the maximum fixed repurchase price of any Disqualified Equity Interests or preferred stock which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or preferred stock as if such Disqualified Equity Interests or preferred stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests or preferred stock; and

        (h)  all Capitalized Leases of such Person;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

        (i)  to the extent not otherwise included above, all Guarantees of any third partys Indebtedness in respect of any of the foregoing clauses.

Notwithstanding the foregoing, Indebtedness shall not include:

        (1)  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

        (2)  deferred taxes,

        (3)  unsecured indebtedness of such Person incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by such Person and its Restricted Subsidiaries for a three-year period beginning on the date of any incurrence of such indebtedness,

        (4)  Indebtedness owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Joint Venture(s) (but only to the extent that (a) the creditors under the relevant agreement have no recourse tothe Company other than such Restricted Subsidiary; and (b) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiarys investment in such Joint Venture),

        (5)  non-recourse Indebtedness permitted by Section 4.03(s) collateralized by any Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge,

        (6)  any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the stated maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness or

        (7)  Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

Notwithstanding the foregoing, any accrual of interest, accrual of dividends, the accretion of value, the obligation to pay commitment fees and the payment of interest in the form of Indebtedness shall not be Indebtedness for the purposes of Section 4.03 only.

Indemnified Parties has the meaning specified in Section 5.01.

Investment means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution (with respect to such loan, extension of credit or capital contribution, by means of any transfer of cash or other property to others or any payment for property or services for the account or  use of others), or any purchase or acquisition by such Person of any Equity Interest, bonds, notes, debentures or other securities or other Indebtedness issued by, any other Person.  Investment excludes (i) extensions of trade credit, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement or payment obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of any Restricted Party or any ABF Restricted Party in accordance with the normal trade practices of such Restricted Party or ABF Restricted Party.  For the purposes of Section 4.06,

        (1)  Investment shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of a Transaction Party or ABF Loan Party at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such UnrestrictedSubsidiary is designated a Restricted Subsidiary of a Transaction Party or ABF Loan Party; and

        (2)  the amount of any Investment in any Person is the original cost of such Investment plus the cost of all additional Investments therein by the Restricted Parties, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

        provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income (as defined in the Senior Facility Credit Agreement).

        If any Restricted Party sells or otherwise disposes of any voting Equity Interests of any direct or indirect Restricted Subsidiary of an Originator such that, after giving effect to any such sale or disposition, the Originators do not own, directly or indirectly, greater than 50% of the outstanding common Equity Interests of such Restricted Subsidiary, such Restricted Party will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the voting Equity Interests of such Restricted Subsidiary not sold or disposed of.

        IP Rights  has the meaning specified in the Senior Facility Credit Agreement.

        Joint Venture means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of a Restricted Party or an ABF Restricted Party but in which a Restricted Party or an ABF Restricted Party has a direct or indirect equity or similar interest.

        Junior Financing has the meaning specified in the Senior Facility Credit Agreement.

        JV Investor has the meaning specified in Section 4.03.

        Laws means, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

        Limited Recourse Stock Pledge means the pledge of the Equity Interests in any joint venture or any Subsidiary (the Pledged Subsidiary) to secure non-recourse debt of such joint venture or such Pledged Subsidiary, the activities of which are solely limited to making and managing Investments, and owning Equity Interests, in such joint venture or Pledged Subsidiary, but only for so long as its activities are so limited.

        Management Agreement means the Management Agreement dated as of December 11, 2007 between, among others, the Company and certain of its Subsidiaries and Nell Limited, as in effect on the Closing Date.

        Material Adverse Effect means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Transaction Parties (taken as a whole) to perform their respective payment obligations under any Transaction Document to which any Transaction Party is a party or (c) a deficiency in the rights and remedies of the Purchasers under the Transaction Documents (taken as a whole) which is materially adverse to the Purchasers.

        Moodys means Moodys Investors Service, Inc. and any successor thereto.

        Obligations has the meaning set forth in Section 5.01 hereof.

        Parent means BI S..r.l., a Socit responsabilit limite incorporated under the laws of the Grand Duchy of Luxembourg.

        PBGC Settlement means the settlement agreement between Lyondell and the Pension Benefit Guaranty Corporation (or any successor entity) as amended, modified, restated or replaced from time to time.

        Permitted Acquisition has the meaning set forth in Section 4.02(g) hereof.

        Permitted Business means any business which is the same, similar, related or complementary to the businesses in which the Restricted Parties or ABF Restricted Parties were engaged on the Closing Date (including, for the avoidance of doubt, following consummation of the Acquisition), except to the extent that after engaging in any new business, the Restricted Parties and the ABF Restricted Parties, taken as a whole, remain substantially engaged in similar or related lines of business as were conducted by them on the Closing Date.

        Permitted Joint Venture means (1) any person that is not a Subsidiary of an Originator or an ABF Loan Party that such Originator or an ABF Loan Party has a direct or indirect ownership interest in that is engaged in a Permitted Business or (2) any entity through which an Originator or an ABF Loan Party has an ownership interest as described in clause (1), in the case of (1) and (2), for which the Sponsor (as defined in the Senior Facility Credit Agreement) does nothold an ownership interest (other than through its ownership interest in the Originator or an ABF Loan Party).

        Qualified Equity Interests means any Equity Interest that is not a Disqualified Equity Interest.

        Real Property means, collectively, all right, title and interest (including any leasehold, easement, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

        Release means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

        Restricted Party means each Originator and each of its Restricted Subsidiaries.

        Restricted Payment means

(1)              a declaration or payment of any dividend or the making of any distribution, other than dividends or distributions payable in Qualified Equity Interests of the Company and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of a Persons Equity Interests to holders of such Equity Interests,

(2)            the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Person or any warrants, rights or options to purchase or acquire shares of any class of such Equity Interests, or

(3)            any Investment other than an Investment permitted by Section 4.02.

S&P means Standard & Poors Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Securitization Transaction shall mean any financing transaction in which any Transaction Party sells or otherwise transfers accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrowsagainst such accounts receivable or sells such accounts receivable to one or more third party purchasers.

Solvent and Solvency mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Persons ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Persons property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Joint Venture means Al-Waha Petrochemical Company and Saudi Ethylene and Polyethylene Company.

Sponsorshall have the meaning specified in the Senior Facility Credit Agreement.

Successor Originator has the meaning specified in Section 4.04(d).

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.

Taxes means all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

Test Period shall have the meaning specified in the Senior Facility Credit Agreement.

Total Collateral Availabilityshall mean, at any time, the sum of (i) Collateral Availability plus(ii) SF Asset Availability, in each case at such time.

Transaction has the meaning specified in the Senior Facility Credit Agreement.

Treasury Services Agreement has the meaning specified in the Senior Facility Credit Agreement.

Unrestricted Subsidiary has the meaning specified in the Senior Facility Credit Agreement.

Wholly Owned means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) directors qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02.  Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.03.  Terms Generally.  Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words include, includes and including shall be deemed to be followed by the phrase without limitation.  Unless otherwise stated, references to Sections, Articles and Schedules made herein are to Sections, Articles or Schedules, as the case may be, of this Agreement.  Writing, written and comparable terms refer to printing, typing and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person includethe successors and permitted assigns of such Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Representations and Warranties

Each Originator represents and warrants that:

Section 2.01.  Environmental and Safety Matters. In each case, except as set forth on Schedule 2.01:

    (a)         There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Originator and each of its Subsidiaries, investigations alleging actual or potential liability of any Originator or its Subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (b)         Except for items that could not reasonably be expected to have , individually or in the aggregate, a Material Adverse Effect, (i) each Originator and each of their respective Subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Originator or any of its Subsidiaries, formerly, owned, leased or operated by any Originator or any of its Subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Originator or any of its Subsidiaries is in compliance with Environmental Laws; and (iv) there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Originator or any of its Subsidiaries and there has been no Release of Hazardous Materials by any Originator or any of its Subsidiaries at any other location.

                (c)         The properties and facilities owned, leased or operated by such Originator and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

                (d)         None of such Originator, or any of its Subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

                (e)         All Hazardous Materials generated, used, treated, handled or stored by such Originator or any of its Subsidiaries at, or transported by or on behalf of such Originator or any of its Subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by such Originator or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result, individually or in the aggregate in a Material Adverse Effect.

                (f)         Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of such Originator or any of its Subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

Section 2.02.  Ownership of Properties.  Such Originator and each of its Subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted under Section 4.01 (other than Section 4.01(z)) and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.03.  Subsidiaries.  Schedule 2.03 sets forth the name of, and the ownership interest of each Originator and each Wholly-owned Subsidiary of such Originator as of the Closing Date (other than dormant or inactive Subsidiaries).

Section 2.04.  Insurance.  Schedule 2.04 sets forth a description of all insurance maintained by or on behalf of such Originator as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance currently due have been paid.

Section 2.05.  Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against such Originator and its Subsidiaries pending or, to the knowledge of such Originator, threatened.

Section 2.06.  Solvency.  As of the Closing Date, the Originators and their Restricted Subsidiaries, taken as a whole, are Solvent.

Section 2.07.  Anti-Terrorism Laws.

            (a)            To the best knowledge of the Originators organized in the United States, no such Restricted Party nor any subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, an Anti-Terrorism Party; (ii) has received funds or other property from an Anti-Terrorism Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

            (b)            To the best of such Originators knowledge, each of the Restricted Parties organized in the United States and each subsidiary thereof has taken reasonable measures to ensure compliance

ARTICLE 3
Affirmative Covenants

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations (other than contingent indemnification obligations) remain unpaid, each Originator shall, and shall cause each of its Restricted Subsidiaries to:

Section 3.01.  Notices
.
(a)         Promptly after a Responsible Officer of an Originator has obtained knowledge thereof, notify the Agent:

(i)    of the occurrence of any Event of Termination or Potential Event of Termination; and

(ii)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)         Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of such Originator (x) that such notice is being delivered pursuant to Section 3.01 (a)(i) or (a)(ii) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action such party has taken and proposes to take with respect thereto.

Section 3.02.  Payment of Obligations.Timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of the Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                Section 3.03.  Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 4.04 or Section 4.05 and (y) any Restricted Party may merge, amalgamate or consolidate with any other Restricted Party (provided that if either such Restricted Party was an Originator immediately prior to such transaction, the surviving or resulting entity from such transaction shall be an Originator) and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted  Section 4.04 or Section 4.05 or by clause (a)(y) of this Section.

Section 3.04.  Maintenance of Properties.  Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 3.05.  Maintenance of Insurance.  Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as such Restricted Party) as are customarily carried under similar circumstances by such other Persons.

Section 3.06.  Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07.  Compliance with Environmental Laws; Environmental Reports. Comply, and cause all lessees and other Persons occupying its Real Property to comply, with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws; provided that neither such Restricted Party nor any of its Subsidiaries shall be required to undertakeany response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 3.08.  Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and which reflect all material financial transactions and matters involving the assets and business of the Restricted Parties.

Section 3.09.  Inspection Rights.  Permit representatives and independent contractors of the Agent or, as provided in the second proviso below, any Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Originators and at such reasonable times during normal business hours, upon reasonable advance notice to Lyondell; provided that, excluding any such visits and inspections during the continuation of an Event of Termination, only the Agent on behalf of the Purchasers may exercise rights of the Agent and the Purchasers under this Section and the Agent shall not exercise such rights more often than two (2) times during any calendar year at the expense of the Originators; provided further that when an Event of Termination exists, the Agent or any Purchaser (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Originators at any time during normal business hours and upon reasonable advance notice.  The Agent and the Purchasers shall give such Restricted Party the opportunity to participate in any discussions with such Restricted Partys independent public accountants.  Notwithstanding anything to the contrary in this Section, at all times during such visits and inspections the Agent or any Purchaser (or their respective representatives or contractors) must comply with all applicable site regulations as the Restricted Party or any of their respective officers or employees may require by reasonable notice of the same.

Section 3.10.  ERISA. Promptly after any Originator or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Agent and each of the Purchasers a certificate of a Financial Officer setting forth details as to such occurrence and the action, if any, that such Originator or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Originator, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participants benefits) or the Plan administrator with respect thereto: (A) that a Reportable Event has occurred; (B) that an accumulated funding deficiency has been incurredor an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; (C) that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); (D) that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); (E) that a proceeding has been instituted against such Originator or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (F) that the PBGC has notified such Originator or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that such Originator or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or (G) that such Originator or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 3.11.  Know Your Customer Requests.  If:

                        (1)    a Change in Law after the Closing Date;

(2)            any change in the status of a Transaction Party or the composition of the shareholders or interest holders of a Transaction Party after the Closing Date; or

        (3)            a proposed assignment or transfer by a Purchaser of any of its rights and obligations under the Receivables Purchase Agreement to a party that is not a Purchaser prior to such assignment or transfer,obliges the Agent or any Purchaser (or, in the case of paragraph (3) above, any prospective new Purchaser) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Originator shall promptly upon the request of the Agent, in its capacity as a Purchaser or on behalf of any Purchaser, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Purchaser, or, in the case of the event described in paragraph (3) above, on behalf of any prospective new Purchaser) in order for the Agent, such Purchaser or, in the case of the event described in paragraph (3) above, such prospective new Purchaser to carry out and be satisfied it has complied with all necessary know your customer or other similar  checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

ARTICLE 4
Negative Covenants

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield or other Obligations (other than contingent indemnification obligations) remain unpaid, each Originator shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 4.01.  Liens.  Create, incur, assume or suffer to exist or become effective any Lien of any kind upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

        (a)         Liens created pursuant to any Transaction Document, Securitization Transaction (as defined in the Senior Facility Credit Agreement) or any ABF Loan Document;

            (b)         Liens existing on the Closing Date or which are required to come into effect as a result of existing contractual provisions (in each case, to the extent in respect of underlying obligations exceeding $1,000,000 individually listed on Schedule 4.01(b) and any reissuance, renewals or extensions thereof);

                (c)         Liens for taxes, assessments or governmental charges or claims that are extinguished within 60 days of notice of their existence, are not yet due and payable or that are being contested in good faith by appropriate proceedings;

                (d)         Liens of landlords, carriers, vendor, pipeline, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising by operation of law in the ordinary course of business of such Restricted Party which secure amounts which are not overdue for a period of more than 30 days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings;

                (e)         Liens (i) arising out of pledges or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) and (ii) arising out of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations with respect to premiums and exit fees of (including to support obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its Subsidiaries;

                (f)         Liens arising out of pledges or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory, insurance obligations, surety, judgment or appeal bonds, completion guarantee, surety, letters of credit, performance bonds, guarantees or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

                (g)         zoning restrictions of governmental authorities, easements, licenses, reservations of, or rights of others for, licenses reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects of zoning, survey exceptions, encumbrances, or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

                (h)         Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

                (i)         (x) leases or subleases or licenses or sublicenses of Real Property or IP Rights granted in the ordinary course of business to others that do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor in property subject to a lease other than a capitalized lease;

                (j)         Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

        (k)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of Law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

                (l)         Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to an Investment permittedpursuant to Section 4.02 to be applied against the purchase price for such Investment, (ii) over assets being acquired pursuant to Investments permitted by Section 4.02 pending payment in full of the purchase price (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 4.05 and (iv) consisting of intellectual property licenses permitted by Section 4.02(o);

                (m)        Liens in favor of any Restricted Subsidiary securing Indebtedness permitted under Section 4.03 (other than Indebtedness owed to a Restricted Subsidiary that is not a Transaction Party or ABF Loan Party);

        (n)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Restricted Party in the ordinary course of business;

                (o)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Persons obligations in respect of documentary letters of credit. Liens on documents of title in respect of documenting letters of credit or bankers acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

                (p)         Liens securing Indebtedness and other obligations under Asset Backed Credit Facilities, Securitization Transactions and Receivables Financings; provided that any Liens in respect of Receivables Financings which are recourse to the Company or any Restricted Subsidiary (other than any Securitization Entity) shall be limited to accounts receivable, inventory, the Equity Interests in, and intercompany Indebtedness owed by, any Securitization Entity, related books and records and the accounts and proceeds thereof together with any returned goods therefrom;

                (q)         Liens securing Indebtedness and other Obligations (in each case, as defined in the Senior Facility Credit Agreement);

                (r)         Liens arising by reason of deposits necessary to qualify such Restricted Party to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

            (s)         Liens securing any Capitalized Lease and Liens to secure Indebtedness (including Capitalized Leases) permitted by clause (e) of Section 4.03 covering only the property or assets acquired with such Indebtedness;

                (t)         Liens securing obligations under Swap Contracts of the Company or any of its Restricted Subsidiaries permitted under the Senior Facility Credit Agreement or any collateral for the obligations under such Swap Contracts;

        (u)         Liens on property of, or on Equity Interests or Indebtedness of, any Person or attaching to any assets existing at the time such property or Person is acquired by, merged with or into or consolidated with, or assets are acquired by such Restricted Party; provided that such Liens (a) do not extend to or cover any property or assets of such Restricted Party other than the property or assets acquired (other than assets and property affixed or appurtenant thereto) or the property and assets of the Person merged into or consolidated with such Restricted Party and (b) were created prior to, and not in connection with or in contemplation of, such acquisition, merger, amalgamation or consolidation;

       (v)         Liens granted by Restricted Parties (other than Transaction Parties or ABF Loan Parties) in support of Indebtedness of Restricted Subsidiaries (other than Transaction Parties or ABF Loan Parties); provided that the aggregate amount secured by such Liens does not exceed $500,000,000 at any one time outstanding;

       (w)        Liens in respect of the Senior Second Lien Debt (as defined in the Senior Facility Credit Agreement), any Permitted Financing or any Permitted Refinancing (as defined in the Senior Facility Credit Agreement), and Liens of the Restricted Parties with respect to obligations that do not exceed, in the aggregate, the greater of (i) $250,000,000 and (ii) 1% of Consolidated Net Tangible Assets (as defined in the Senior Facility Credit Agreement) at any one time outstanding;

        (x)         Liens over shares in joint ventures or over dividends in respect thereof in any Restricted Subsidiary acting as a special purpose vehicle with the sole purpose to hold shares in a joint venture to secure Indebtedness or other obligations of such joint venture or Restricted Subsidiary or Indebtedness permitted by Section 7.03(t) of the Senior Facility Credit Agreement;

        (y)         Liens resulting from any Limited Recourse Stock Pledge;

       (z)         Liens granted in favor of Restricted Parties and ABF Loan Parties and Liens on any property or assets of a Restricted Subsidiary granted in favor of an Originator, or any wholly owned Restricted Subsidiary;

        (aa)       Liens securing Indebtedness incurred to modify, refinance, defease, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by this Agreement; provided that (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property (or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Lien permitted under this Section and (ii) an amount necessary to pay any fees and expenses, including prepayment premiums,associated hedging break costs and premiums or replacement hedges, related to such refinancing, refunding, extension, renewal or replacement;

        (bb)       any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in Sections 4.01 (b), (s), (u), (v) and (w); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets;

        (cc)       Liens arising from precautionary Uniform Commercial Code financing statement filings;

(dd)      any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary, including pursuant to any Treasury Services Agreement; and

(ee)       Liens over cash deposits deposited with the trustee in connection with the purchase of certain Existing Notes

Section 4.02.  Investments.  Make or hold any Investments, except:

                (a)         Investments in cash or Cash Equivalents;

                (b)         loans and advances to employees, directors and officers of such Originator and its Subsidiaries (i) required by applicable employment laws or (ii) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount outstanding not to exceed $10,000,000;

        (c)         Investments (i) by such Restricted Party in any Transaction Party or any ABF Loan Party or any Person that will, substantially contemporaneously with the making of the relevant Investment, become a Transaction Party or ABF Loan Party (ii) by any Restricted Party that is not a Transaction Party or any ABF Loan Party in the Company or any other Restricted Subsidiary that is not at the time of such Investment a Transaction Party or ABF Loan Party, (iii) by such Restricted Party (A) in any Subsidiary, constituting an exchange of Equity Interests of such Subsidiary for Indebtedness of such Subsidiary or (B) constituting Guarantees of Indebtedness or other monetary obligations of Subsidiaries owing to such Restricted Party and (iv) consisting of intercompany Investments incurred in the ordinary course of business among the Restricted Parties and any ABF Restricted Parties on the one hand, and the Company or any of its Restricted Subsidiaries on the other;

        (d)         [Reserved]

       (e)         (i) Investments existing on the Closing Date, (ii) Investments contemplated on the Closing Date and set forth on Schedule 4.02(e) and (iii) any modification, replacement, renewal, reinvestment or extension of any Investment set forth on Schedule 4.02(e) that does not increase the aggregate amount thereof;

        (f)         Swap Contracts entered into in the ordinary course of business and otherwise permitted under the Senior Facility Credit Agreement;

          (g)        any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors qualifying shares) in, a Person or division or line of business of a Person to the extent (A) such acquisition is effected by a contribution to capital constituting Disqualified Equity Interests, (B) the consideration paid is settled by the issuance or with proceeds of the issuance of Qualified Equity Interests of the Company or Parent or any Holding Company of Parent or (C) immediately after giving effect thereto: Article 1 no Event of Termination or Potential Event of Termination shall have occurred and be continuing or would result therefrom;   Article 2 the acquired entity, assets, division or line of business shall be in a Permitted Business; Article 3 after giving effect to such acquisition the Company and its Restricted Subsidiaries would be in pro forma compliance with the First Lien Senior Secured Leverage Ratio (as defined in the Senior Facility Credit Agreement) and Consolidated Debt Service Ratio required by Section 7.11 of (and as defined under) the Senior Facility Credit Agreement; and Article 4 with respect to such Investments by Transaction Parties in assets that are not (or do not be or become) owned by a Transaction Party or in Persons that are not or do not become Transaction Parties within 90 days of consummation of the acquisition (1) such Person shall not be designated an Unrestricted Subsidiary within 12 months of such acquisition and (2) the aggregate consideration paid in such Investments pursuant to this clause (iv) shall not exceed $2,000,000,000 (net of any capital distribution in respect of any such Investment) (any such acquisition, a Permitted Acquisition);

       (h)         loans and advances to the Company and any other direct or indirect parent of a Restricted Subsidiary, in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 4.06; provided that such loans and advances shall be deemed a Restricted Payment for the purposes of Section 4.06;

       (i)         Additional Investments to the extent of the Applicable Amount (as defined in the Senior Facility Credit Agreement), as and to the extent permitted under the Senior Facility Credit Agreement;

       (j)         Investments (including Investments in securities) received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy orinsolvency of any debtors of such Restricted Party or received in settlement of debts created in the ordinary course of business and owing to such Restricted Party or in satisfaction of judgments or in settlement of any litigation or arbitration;

        (k)         Investments by a Restricted Party in a Securitization Entity (as defined in the Senior Facility Credit Agreement) or any Investment by a Securitization Entity in any other Person in connection with a Securitization Transaction (as defined in the Senior Facility Credit Agreement); provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

       (l)         Investments held by any Person (other than an Affiliate of such Person) that becomes a Restricted Subsidiary of an Originator; provided that such Investments were not acquired in contemplation of the acquisition of such Person;

       (m)        Investments in Subsidiaries of Restricted Parties or Permitted Joint Ventures not to exceed $500,000,000 plus

(i)   the aggregate net after-tax amount returned in cash on or with respect to any Investments made in such Unrestricted Subsidiaries and Permitted Joint Ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment,

(ii)   the net after-tax cash proceeds received by such Restricted Party from the disposition of all or any portion of such Investments (other than to a Restricted Party),

(iii)          upon redesignation of an Unrestricted Subsidiary of a Restricted Party as a Restricted Subsidiary, the fair market value of such Subsidiary; and

(iv)          Investments in Equity Interests of Specified Joint Ventures in an amount not to exceed $20,000,000;

       (n)         Investments in a Permitted Business having an aggregate value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed $250,000,000 (with value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

       (o)         Investments through the licensing contribution of technology in a Person that is or will be as a result of such Investment a Permitted Joint Venture, or Investments through the licensing, contribution or transactions whicheconomically result in a contribution in-kind of intellectual property pursuant to joint venture arrangements, in each case in the ordinary course of business;

        (p)         Guarantees of Indebtedness to the extent such Guarantee is permitted under Section 4.03;

       (q)         Investments made by such Restricted Party as consideration for a Disposition pursuant to Section 4.05;

        (r)         Limited Recourse Stock Pledges; and

       (s)         Investments not otherwise permitted in the Company and its Restricted Subsidiaries.

Notwithstanding the foregoing, no Investment shall be made in any member of the Millennium Holdings Group (as defined in the Senior Facility Credit Agreement) other than Investments (x) outstanding on the Closing Date and set forth on Schedule 4.02(e), (y) made  pursuant to Section 4.02(i) or Section 4.06(d) for the purpose of paying final judgments or settlements or orders for the payment of money or for the purpose of paying costs and expenses associated with litigation and claims under the related insurance policies and (z) in respect of environmental remediation capital expenditures or for the purpose of paying costs and expenses associated with litigation and claims under related insurance policies.

Section 4.03.  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

        (a)         Indebtedness of any Transaction Party under the Transaction Documents or any ABF Loan Party under the ABF Agreement and ABF Collateral Documents or, in either case, any refinancings thereof;

        (b)         Indebtedness existing or outstanding on the Closing Date and any refinancing thereof permitted under the Senior Facility Credit Agreement;

        (c)         Guarantees by such Restricted Party in respect of Indebtedness of the Company and any Restricted Subsidiary;

       (d)        (i) Indebtedness of such Restricted Party owing to the Company or any Restricted Subsidiary to the extent such Indebtedness would be permitted under the Senior Facility Credit Agreement and (ii) non-ordinary course intercompany Indebtedness of such Restricted Party owing to any Restricted Party for so long as such Indebtedness is held by any Restricted Party, in each case subject to no Lien held by a Person other than any Restricted Party; provided that in the case of clause (ii) if as of any date any Person other than any Restricted Party owns or holds any such intercompany Indebtedness or holds a Lien inrespect of such Indebtedness, it shall be deemed the incurrence of Indebtedness not permitted by this Section 4.03(d);

        (e)         Indebtedness incurred in the ordinary course of business not to exceed the greater of (i) $200,000,000 in the aggregate and (ii) 0.8% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any one time outstanding and

(1)   representing Capitalized Leases or;

(2)   constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation, repair, addition to or improvement of, property or assets of a Restricted Party or an ABF Restricted Party used in the ordinary course of business of such Restricted Party or ABF Restricted Party; provided, however, that such Indebtedness shall not exceed the cost of such property or assets or repair or improvement thereof and shall not be secured by any property or assets of such Restricted Party or ABF Restricted Party other than the property and assets so acquired;

        (f)         Swap Contracts that are incurred for the purpose of (i) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness permitted under this Agreement or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Swap Contract does not exceed the principal amount of the Indebtedness to which such Swap Contract relates or (ii) managing fluctuations in the price or cost of raw materials, emission rights, manufactured products or related commodities; provided that, in each case, such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries is exposed in the conduct of its business or the management of its liabilities;

        (g)         Indebtedness under the Senior Second Lien Debt, any Permanent Financing, the Securitization Transactions, the Asset Backed Credit Facilities (each as defined under the Senior Facility Credit Agreement) entered into or existing, on the Closing Date and the Existing Notes, the Guarantees thereof and any refinancing thereof permitted under the Senior Facility Credit Agreement;

        (h)         Indebtedness arising from agreements of such Originator or a Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by such Originator and theSubsidiary in connection with such disposition except to the extent such Originator or relevant Subsidiary has a liability in respect of such business, asset or subsidiary before (and not created in contemplation of) such disposition;

        (i)         Treasury Services Agreements entered into in the ordinary course of business;

        (j)         Indebtedness consisting of obligations of such Restricted Party under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and any acquisition, Investment, or Disposition expressly permitted hereunder;

        (k)         Indebtedness of such Restricted Party, in an aggregate principal amount not to exceed the greater of (i) $750,000,000 and (ii) 3% of Consolidated Net Tangible Assets at the date of incurrence, in each case, at any time outstanding;

        (l)         Indebtedness of such Restricted Party represented by letters of credit, bank guarantees, bankers acceptances or warehouse receipts for the account of such Restricted Party or any ABF Restricted Party or similar instruments, as the case may be, in order to provide security for workers compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (m)        obligations in respect of, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by such Restricted Party or any ABF Restricted Party in the ordinary course of business;

        (n)         the incurrence by a Securitization Entity (as defined in the Senior Facility Credit Agreement) of Indebtedness in a Securitization Transaction (as defined in the Senior Facility Credit Agreement) permitted hereunder that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

        (o)         Indebtedness of a Restricted Party to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by such Restricted Party from any such Subsidiary which assets are subsequently conveyed by such Restricted Party to a Securitization Entity in a Securitization Transaction;

        (p)         Guarantees by such Restricted Party of Indebtedness incurred by Permitted Joint Ventures or Unrestricted Subsidiaries not to exceed the greater of Article 5 $250,000,000 in the aggregate and Article 6 1% of Consolidated NetTangible Assets at the date of incurrence, in each case, at any one time outstanding;

        (q)         Indebtedness of a Person existing at the time that Person becomes a Restricted Party or assumed in connection with an acquisition by a Restricted Party or Indebtedness attaching to assets acquired in an acquisition, and, in each case not incurred in connection with or in anticipation of such acquisition; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of such Restricted Party other than the property or assets of such acquired Person and its Subsidiaries; provided, further, that on the date of such acquisition and after giving pro forma effect thereto, either (i) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 7.03(r) of the Senior Facility Credit Agreement or (ii) the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Facility Credit Agreement) would be greater than or equal to the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Facility Credit Agreement) immediately prior to giving pro forma effect to such acquisition in each case, together with any Permitted Refinancing thereof;

        (r)         (i) other Indebtedness of any Restricted Party or ABF Loan Party which may be secured by a Lien to the extent permitted under Section 7.01 of the Senior Facility Credit Agreement; provided that, (x) both immediately prior to and after giving effect thereto on a Pro Forma Basis, no Default (as defined in the Senior Facility Credit Agreement) shall exist or result therefrom and (y) the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Facility Credit Agreement) of the Company and its Restricted Subsidiaries (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness) for the most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.00 to 1.00 and (ii) any Permitted Refinancings (as defined in the Senior Facility Credit Agreement) thereof;

        (s)         Indebtedness of such Restricted Party (each a JV Investor) the purpose of which is to finance a Permitted Joint Venture or an investment therein; provided that at all times (a) the creditors under the relevant facility have no direct or indirect recourse to any Restricted Party other than such JV Investor and (b) the only direct or indirect recourse those creditors have to such JV Investor is limited to the proceeds (if any) of dividends received by such JV Investor in respect of such JV Investors investment in that Permitted Joint Venture;

        (t)         Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

        (u)         Indebtedness arising from the honoring by a bank or other financial institution of a check or draft or similar instrument drawn against insufficient funds, overdrafts and money market lines in the ordinary course of business.

        Section 4.04.  Fundamental Changes.  Merge and amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transaction), except that:

        (a)         any Restricted Party (other than a Transaction Party) may merge and amalgamate with any Restricted Party;

        (b)         any Disposition permitted under Section 4.05;

        (c)         any Restricted Subsidiary (other than a Transaction Party) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Originator or to another Restricted Subsidiary of an Originator; and

       (d)         so long as no Event of Termination or Potential Event of Termination exists or would result therefrom, such Restricted Party may merge, consolidate or amalgamate with any other Person; provided that (i) such Restricted Party shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not such Originator (any such Person, the Successor Originator), (A) the Successor Originator shall be an entity in the same corporate form organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Originator shall expressly assume all the obligations of the Originator under this Agreement and the other Transaction Documents to which such Originator is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (C) after giving effect to such transaction and the use of any proceeds therefrom, the Company would have the ability to incur (i) an additional $1.00 of Indebtedness under Section 7.03(r) under the Senior Facility Credit Agreement or (ii) the Consolidated Fixed Charge Coverage Ratio under (and as defined in) the Senior Facility Credit Agreement at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction; and (D) the Originator shall have delivered to the Agent a certificate of a Financial Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Transaction Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Originator, will succeed to, and be substituted for, the Originator under this Agreement; provided, further, that unless such Person is an Originator, neither Millennium Chemicals Inc. nor Millennium Holdings LLC nor any of their respective subsidiaries as of the Closing Date may be merged with or into any Restricted Party.

        Section 4.05.  Dispositions.  Make any Disposition or enter into any agreement to make any Disposition (other than as part of or in connection with the transactions contemplated by the Transaction Documents), except:

        (a)         Dispositions of obsolete, redundant, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of any Restricted Party;

        (b)         Dispositions of inventory in the ordinary course of business;

        (c)         Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

        (d)         Dispositions to the Company or any Restricted Subsidiary to the extent such Dispositions would be permitted under the Senior Facility Credit Agreement;

       (e)         Dispositions permitted by Sections 4.04 and 4.07 and Liens permitted by Section 4.01;

        (f)         Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $250,000,000;

        (g)         Dispositions of cash and Cash Equivalents;

        (h)         leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

       (i)         transfers of property as a result of Casualty Events;

       (j)         Dispositions of property not otherwise permitted under this Section, the proceeds (net of costs associated with such Disposition) of which do not to exceed $1,000,000,000 in any transaction or series of related transactions in the aggregate; provided that (i) at the time of such Disposition, no Event of Termination or Potential Event of Termination shall exist or would result from such Disposition, and (ii) with respect to any Disposition pursuant to this clause for a purchase price in excess of $50,000,000, the Restricted Parties shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided for the purposes of this clause (ii) any liabilities (as shown on the Companys most recent balance sheet provided hereunder or in the footnotes thereto) of the Company orsuch Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash;

        (k)        Dispositions listed in Schedule 4.05(k) hereto;

        (l)         Dispositions of inventory and accounts receivable in connection with any Securitization Transactions or the transactions contemplated by the ABF Agreement;

        (m)        any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries, taken as a whole, as determined in good faith by the management of the Company; and

        (n)         Dispositions pursuant to buy-sell arrangements or similar agreements between Lyondell China Holdings Limited of Ningbo ZRCC and Lyondell Chemical Company Ltd.

provided that any Disposition of any property pursuant to this Section 4.05 (except (i) pursuant to Section 4.05(e) and Section 4.05(i) and (ii) Dispositions from a Transaction Party or an ABF Loan Party to any other Transaction Party or ABF Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition.

Section 4.06.  Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

        (a)         such Restricted Party may make Restricted Payments to the Company and Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Party, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

        (b)         such Restricted Party may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 4.03) of such Person;

        (c)         the payment of any dividend or consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of a redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of notice

        (d)         any Restricted Payments, either (i) solely in exchange for shares of Qualified Equity Interests of the Company or (ii) if no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent equity offering (other than to a subsidiary of the Company) or capital contribution received by the Company;

        (e)         to the extent constituting Restricted Payments, a Restricted Party may enter into and consummate the Acquisition and transactions expressly permitted by any provision of Section 4.04;

        (f)         cash repurchases of Equity Interests in such Restricted Party deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

        (g)         beginning on August 1, 2010, so long as no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing or would be caused thereby, repurchases by such Restricted Party of, or declarations and payments of dividends to a direct or indirect parent of such Restricted Party to permit repurchases by such direct or indirect parent of, Equity Interests of the Company or a Restricted Subsidiary or such parent from employees, former employees, directors or former directors of the Company or a Restricted Subsidiary or any of its Subsidiaries (or permitted transferees of such Persons) or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount for all periods not to exceed 2.0% of the capital stock of the Company from time to time at fair market value at the date of such repurchase;

        (h)         Restricted Payments to any direct or indirect parent company of the Company for legal, audit, tax and other expenses directly relating to the administration of that parent company (or any of its parent companies) including customary compensation payable to that Persons directors and employees, not to exceed 1,500,000 or the equivalent dollar amount in any fiscal year;

        (i)         cash payments in lieu of issuing fractional shares pursuant to the exercise or conversion of any exercisable or convertible securities;

        (j)         payments or distributions to dissenting shareholders pursuant to applicable Law in connection with or in contemplation of, any acquisition, merger, amalgamation, consolidation or transfer of assets that complies with Section 4.04;

        (k)         payments of dividends on Disqualified Equity Interests issued in accordance with Section 4.03;

        (l)         directors fees (including non-executive directors of such Originator) or if the Originator is a partnership, directors fees of the general partner of the Originator, in an amount not to exceed $1,500,000 per year;

        (m)        so long as no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing or would be caused thereby, Restricted Payments in respect of sums payable (including payment of fees) pursuant to the Management Agreement in an aggregate amount not to exceed (x) $25,000,000 in respect of any fiscal year in which Consolidated EBITDA is less than $6,000,000,000 or (y) $30,000,000 in respect of any fiscal year in which Consolidated EBITDA exceeds $6,000,000,000;

        (n)         so long as no Default or Event of Default under and as defined in the Senior Facility Credit Agreement shall have occurred and be continuing or would be caused thereby, (i) Restricted Payments by any Restricted Party in an amount not to exceed (x) prior to Listing $50,000,000 per annum and $200,000,000 in the aggregate, plus (y) at any time, if, the Applicable Amount Availability Condition under and as defined in the Senior Facility Credit Agreement shall be met,  other Restricted Payments in an aggregate amount pursuant to this clause (n) not to exceed the portion, if any, of the Applicable Amount under and as defined in the Senior Facility Credit Agreement on the date of such election that the Servicer elects to apply pursuant to this clause (n), such election to be specified in a written notice of a Principal Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied, and (ii) following Listing, the payment of dividends on the listed common stock at a rate not to exceed 6% per annum of the net cash proceeds received by the Company in connection with such Listing or any subsequent Listing; provided that if such Listing was of the share capital of a Holding Company of the Company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the share capital of such Holding Company;

        (o)         distributions by any Restricted Party or any joint venture of chemicals to a holder of Equity Interests of such Restricted Party or joint venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such joint venture or Restricted Party that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arms-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

        (p)         payments in the amounts and on the conditions described in the Tax Sharing Agreement (as defined in the Senior Facility Credit Agreement).

Section 4.07.  Change in Nature of Business.  Engage in any material line of business substantially different from a Permitted Business.

Section 4.08.  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of such Restricted Party, whether or not in the ordinary course of business, other than:

        (a)         reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of such Restricted Party as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Party;

        (b)         transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries in each case, provided such transactions are not otherwise prohibited hereby;

        (c)         any agreement as in effect as of the Closing Date set forth on Schedule 4.09(c) or any amendment or renewal thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or renewal or replacement agreement is not more disadvantageous to the Lenders (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect than the original agreement;

        (d)         Investments of the type described in clauses (b), (c), (g), (h), (i), (m) and (s) of Section 4.02 and Restricted Payments made in compliance with Section 4.06;

       (e)         transactions between any of the Originators, the ABF Loan Parties and any of their respective Subsidiaries in connection with the transactions contemplated by the ABF Agreement and the Receivables Purchase Agreement;

        (f)         transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case in the ordinary course of business;

       (g)         transactions with Permitted Joint Ventures entered into in the ordinary course of business and in a manner consistent with past practice;

          (h)        the issuance or sale of any Qualified Equity Interests of such Originators Equity Interests or capital contributions received by such Originator;

       (i)         transactions entered into between or among such Restricted Party and any joint venture, or other Affiliate that would otherwise be subject to this covenant solely because a Restricted Party owns any Equity Interests of or otherwise controls such person, or other Affiliate engaged in a Permitted Business that is under common control with such Restricted Party, on terms that are no lessfavorable as might reasonably have been obtained at such time from an unaffiliated party or, if no such comparable transaction is available, on terms that are fair from a financial point of view to such Restricted Party;

        (j)         transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into a Restricted Party (provided such transaction is not entered into in contemplation of such event);

        (k)         dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary of the Company or joint venture; and

        (l)         transactions (x) involving aggregate payments of consideration equal to or less than $10,000,000 or (y) on terms that are no less favorable to the relevant Restricted Party than those terms that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis by such Restricted Party and an unrelated Person or, if no such comparable transaction with a Person who is not an Affiliate is available on terms that are fair from a financial point of view to such Restricted Party as certified by an independent financial advisor; provided that the board of directors of each of such Restricted Party and the parent of such Restricted Party must approve each transaction with an Affiliate to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25,000,000 such approval to be evidenced by a board resolution that states that the board of directors has determined that the transaction complies with the foregoing provisions and (y) if any Restricted Party enters into a transaction with an Affiliate that involves payments or other property with an aggregate fair market value of more than $100,000,000, then prior to the consummation of such transaction, the parties to such transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to such Restricted Party from a financial point of view, from an independent financial advisor and file the same with the Agent.

Section 4.09.  Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Transaction Document) that limits the ability of any Restricted Party to make Restricted Payments to any Originator; provided that the foregoing shall not apply to Contractual Obligations which:

(i)   (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section) are listed on Schedule 4.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and as amended or modified; provided, however, that any such amendment or modification is no less favorable to such Originator in any material respect as determined by the Board of Directors of such Originator in their reasonable and good faith judgment than the provisions prior to such amendment or modification; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 4.04,

(iii)    represent Indebtedness of a Restricted Subsidiary which is not a Transaction Party which is permitted by Section 4.03,

(iv)   arise in connection with any Disposition permitted by Section 4.04 or 4.05 and relate solely to the assets or Person subject to such Disposition,

(v)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 4.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi)   are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 4.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness (and excluding in any event any Indebtedness constituting Junior Financing (as defined in the Senior Facility Credit Agreement),

(vii)      are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii)     comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 4.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(ix)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Restricted Party,

(x)     are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi)   comprise restrictions imposed by the Senior Facility Credit Agreement and related documentation, the Senior Second Lien Debt Documentation, any Permanent Financing, Permitted Refinancing or under any Receivables Financings (including Securitization Transactions) (each as defined in the Senior Facility Credit Agreement);

(xii)   are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and

(xiii)     customary restrictions in construction loans, purchase money obligations, Capitalized Leases, security agreements or mortgages securing Indebtedness of such Restricted Party to the extent such restrictions restrict the transfer of the property subject to such Capitalized Leases, security agreements or mortgages.

Section 4.10.  Anti-Money Laundering.  Each Restricted Party will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Transaction Documents are derived from any unlawful activity.

Section 4.11.  Capital Expenditures.

Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures (other than Excluded Capital Expenditures) made in any fiscal year by the Company and its Restricted Subsidiaries to exceed the amount set forth opposite such fiscal year below (each such amount, a Scheduled Capital Expenditure Amount):

Year	Amount (in millions)

January 1, 2008 - December 31, 2008	$1,250

January 1, 2009 and each fiscal year thereafter	$1,000

provided, however, that

(i)   so long as no Event of Termination or Potential Event of Termination has occurred and is continuing or would result from such expenditure, an amount equal to 50% of any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the following fiscal year (each such amount, a Carry-Forward Amount); provided that if any such amount is so carried over, it will be deemed used in the fiscal year after the amount set forth opposite such fiscal year above; and

(ii)   so long as no Event of Termination or Potential Event of Termination has occurred and is continuing or would result from such expenditure, if Capital Expenditures (other than Excluded Capital Expenditures) made during any fiscal year exceed the amount set forth opposite such fiscal year above, if any, an amount up to 50% of the Scheduled Capital Expenditures Amount for the next succeeding fiscal year (each such amount, a carry-back amount) may be carried back to such prior fiscal year and utilized to make Capital Expenditures in such prior fiscal year (it being understood and agreed that (A) no carry-back amount may be carried back beyond the fiscal year immediately prior to the fiscal year of such Scheduled Capital Expenditure Amount and (B) the portion of the carry-back amount actually utilized in any fiscal year shall be deducted from the Scheduled Capital Expenditure Amount in the fiscal year from which it was carried back); provided further that if the Applicable Amount Availability Condition (as defined in the Senior Facility Credit Agreement) shall be met, the Restricted Parties shall be permitted to make Capital Expenditures in an aggregate amount pursuant to Section 7.11(c) of the Senior Facility Credit Agreement not to exceed the portion, if any, of the Applicable Amount (as defined in the Senior Facility Credit Agreement) on the date of such election that the Restricted Parties elect to apply such clause.

Section 4.12.  Accounting Changes.  Make any change in its fiscal year; provided, however, that such Originator may, upon written notice to the Agent, change its or any of its Subsidiaries fiscal year to any other fiscal year reasonably acceptable to the Agent , in which case the Originator and the Agent shall, and are hereby authorized by the Purchasers to, make any adjustments to this Agreement that are reasonably necessary to reflect such change in fiscal year.

Section 4.13. Fixed Charge Coverage Ratio.  If with respect to any period of four consecutive fiscal quarters ending on or after March 31, 2008, the Fixed Charge Coverage Ratio calculated as of the end of such four-quarter period is less than 1.10 to 1:00 (an FCC Period), permit to exist a period of five consecutive Business Days during the fiscal quarter immediately following such FCC Period during which Total Excess Availability on each such Business Day is less than $200,000,000 unless on each Business Day during such five Business Day period both (x) Total Collateral Availability is greater than or equal to $275,000,000 and (y) Total Excess Availability is greater than or equal to $150,000,000.

ARTICLE 5
Undertaking as to Servicer

Section 5.01.  Unconditional Undertaking.  Lyondell hereby unconditionally and irrevocably undertakes and agrees with and for the benefit ofeach of the Agent, and the Purchasers (collectively, the Indemnified Parties) to cause the due and punctual performance and observance by the Servicer (so long as any Affiliate of Lyondell is the Servicer) of all of the terms, covenants, agreements, undertakings and other obligations on the part of the Servicer (so long as any Affiliate of Lyondell is the Servicer) to be performed or observed under each of the Receivables Purchase Agreement, the Receivables Sale Agreement and the other Transaction Documents and any other documents delivered in connection therewith in accordance with the terms thereof, including, without limitation, the obligations to pay when due all monetary obligations of the Servicer (so long as any Affiliate of Lyondell is the Servicer) under the Receivables Purchase Agreement, the Receivables Sale Agreement and the other Transaction Documents, whether for Collections received, deemed Collections, interest, indemnifications, fees, costs, expenses or otherwise (such terms, covenants, agreements, undertakings and other obligations being the Obligations) and undertakes and agrees to pay any and all expenses (including reasonable counsel fees and out-of-pocket expenses) incurred by the Indemnified Parties, or any of them, in enforcing its rights under this Agreement.  In the event that the Servicer (so long as any Affiliate of Lyondell is the Servicer) shall fail in any manner whatsoever to perform or observe any of its Obligations when the same shall be required to be performed or observed, then Lyondell shall itself duly and punctually perform or observe, or cause to be duly and punctually performed and observed, such Obligation, and it shall not be a condition to the accrual of the obligation of Lyondell hereunder to perform or observe any Obligation (or to cause the same to be performed or observed) that any Indemnified Party shall have first made any request of or demand upon or given any notice to the Servicer (so long as any Affiliate of Lyondell is the Servicer) or any of the other Originators or any of their successors or assigns, or have instituted any action or proceeding against the Servicer (whether or not any Affiliate of Lyondell is the Servicer) or any of the other Originators or any of their successors or assigns in respect thereof.

Section 5.02.  Obligations Absolute.  Lyondell undertakes and agrees that the Obligations will be paid and performed strictly in accordance with the terms of the Transaction Documents and each other document delivered in connection therewith, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Indemnified Party with respect thereto.  The obligations of Lyondell under this Article 5 are independent of the Obligations, and a separate action or actions may be brought and prosecuted against Lyondell to enforce the obligations under this Article 5, irrespective of whether any action is brought against the Servicer (if any Affiliate of Lyondell is the Servicer) or any of the other Originators or whether the Servicer (if any Affiliate of Lyondell is the Servicer) or any of the other Originators is joined in any such action or actions.  The liability of Lyondell under this Article 5 shall be irrevocable, absolute and unconditional irrespective of, and to the extent permitted by law, Lyondell hereby irrevocably waives anydefenses (except for any defenses arising or accruing as a result of the gross negligence or willful misconduct of any of the Indemnified Parties) it may now or hereafter have in any way relating to, any or all of the following:

        (a)         any lack of validity or enforceability of the Obligations or of any Pool Receivable, any Receivable Interest or any Related Security, or of any Transaction Document or any other document relating thereto;

        (b)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under the Transaction Documents or any other document relating thereto, or any other amendment or waiver of or any consent to departure from any Transaction Document or any other document relating thereto;

        (c)         any taking, exchange, release or nonperfection of or failure to transfer title to any asset or collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

        (d)         any manner of application of any asset or collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any asset or collateral for all or any of the Obligations or any other obligations of the Servicer (whether or not any Affiliate of Lyondell is the Servicer) or any of the other Originators under the Transaction Documents or any other document relating thereto;

        (e)         any change, restructuring or termination of the structure or existence of the Servicer (whether or not any Affiliate of Lyondell is the Servicer) or any of the other Originators;

        (f)         any failure of any Indemnified Party to disclose to Lyondell any information relating to the financial condition, operations, properties or prospects of any of the other Originators now or in the future known to such Indemnified Party (Lyondell waiving any duty on the part of such Indemnified Party to disclose such information);

        (g)         any impossibility or impracticality of performance, illegality, any act of any government, or any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Indemnified Party that might constitute a defense available to, or a discharge of, the Servicer (whether or not any Affiliate of Lyondell is the Servicer) or any of the other Originators or a guarantor of the Obligations; or

        (h)         any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 5.02.

Each of the parties hereto and, by its acceptance hereof, the Agent, the Purchasers and the other Indemnified Parties agrees that the obligations of any Originator under this Agreement, including the obligations of Lyondell under Article 5 hereof, and any liability of any party in respect of its representations, warranties and agreements under this Agreement, do not constitute in any way (i) a guarantee of the obligations of the Seller under the Transaction Documents or (ii) any agreement to indemnify or hold harmless any Indemnified Party from and against any failure to collect amounts in respect of a Pool Receivable, to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from such Obligors financial inability to pay such amounts.

The provisions of this Article 5 shall continue to be effective or be reinstated, as the case may be, if any time (x) any payment in connection with any of the Obligations is rescinded or must otherwise be returned by any Indemnified Party, or (y) any performance or observance of any Obligation is rescinded or otherwise invalidated, upon the insolvency, bankruptcy or reorganization of the Servicer (if any Affiliate of Lyondell is the Servicer) or any of the other Originators or otherwise, all as though payment had not been made or as though such Obligation had not been performed or observed.

Section 5.03.  Waivers and Acknowledgments.  Error! Bookmark not defined. To the extent permitted by applicable law, each Originator hereby waives promptness, diligence, notice of acceptance and any other notice (except to the extent that such other notice is expressly required to be given to such Originator by any Indemnified Party pursuant to any other Transaction Document) with respect to any of the Obligations and this Agreement and any other document related thereto, and any requirement that any Indemnified Party protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Servicer (whether or not any Affiliate of Lyondell is the Servicer) or any of the other Originators or any other Person or any asset or collateral.

(b)         Each Originator hereby waives any right to revoke this Agreement, and acknowledges that this Agreement is continuing in nature and applies to all Obligations whether existing now or in the future.

Section 5.04.  Subrogation. Lyondell shall not exercise or assert any rights that it may now have or hereafter acquire against the Servicer (to the extent Lyondell is not the Servicer) or any of the other Originators that arise from the existence, payment, performance or enforcement of Lyondells obligations under this Agreement or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Indemnified Party against such Servicer or any of the other Originators or any asset or collateral, whether or not such claim, remedy or right arises in equity orunder contract, statute or common law, including, without limitation, the right to take or receive from such Servicer or any of the other Originators, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts in connection with the Obligations  and all amounts payable under this Agreement shall have been paid in full and all other amounts payable to the Indemnified Parties under the Transaction Documents shall have been paid in full (other than contingent indemnification obligations).  If any amount shall be paid to Lyondell in violation of the preceding sentence at any time prior to the later of (i) the payment in full of the Obligations and all other amounts payable under this Agreement and all amounts payable to the Indemnified Parties under the Transaction Documents (other than contingent indemnification obligations) and (ii) the Termination Date, such amount shall be held in trust for the benefit of the Indemnified Parties and shall forthwith be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the Transaction Documents or to be held by the Agent as collateral security for any Obligations payable under this Agreement thereafter arising.

ARTICLE 6
Miscellaneous

Section 6.01.  Notices.  Error! Bookmark not defined. All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record (including, with respect to Approved Electronic Communications, electronic mail), (i) to each Originator, the Agent and the Initial Purchasers, at its address set forth under its name on the signature pages of the Receivables Purchase Agreement or (ii) to each Purchaser other than the Initial Purchasers, at its address specified on the Assignment and Acceptance pursuant to which it became a Purchaser under the Receivables Purchase Agreement or, in either case, at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein or in the Receivables Purchase Agreement.

        (b)         All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 6.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 6.01.

        (c)         Notices and other communications hereunder not constituting Approved Electronic Communications may be delivered or furnished byelectronic communications pursuant to procedures approved by the Agent and Equistar; provided that approval of such procedures may be limited to particular notices or communications.

Section 6.02 . No Waivers.  No failure or delay by any Indemnified Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.03 . Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Originator and consented to by the Required Purchasers (and, if the rights or duties of the Agent are affected thereby, by it).

Section 6.04.  Continuing Agreement; Assignments under Receivables Purchase Agreement.  This Agreement is a continuing agreement and shall, subject to the reinstatement provisions contained in Section 5.02, Article 1 remain in full force and effect until the later of (i) the payment and performance in full of the Obligations and the payment of all other amounts payable under this Agreement (other than contingent indemnification obligations) and (ii) the Termination Date, Article 2 be binding upon each Originator and their successors and permitted assigns, and Article 3 inure to the benefit of, and be enforceable by, the Indemnified Parties and each of their respective successors and permitted transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, (A) any Purchaser may assign all or any of its Receivables Interests under the Receivables Purchase Agreement in accordance with the terms thereof, and (B) the Agent may be replaced pursuant to the provisions the Receivables Purchase Agreement, and such replacement Agent, shall thereupon become vested with all the benefits in respect thereof granted to such Purchaser or the Agent, as the case may be, herein or otherwise.

Section 6.05 . Successors.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Originators may not assign or otherwise transfer any of their rights under this Agreement without the prior written consent of the Agent and the Purchasers.  Any Person that hereafter becomes an Originator pursuant to Section 7.01 of the Receivables Sale Agreement shall simultaneously become an Originator party hereto pursuant to an instrument to such effect in form reasonably satisfactory to the Agent.  Any Originator which ceases to be an Originator pursuant to Section 7.03 of the Receivables Sale Agreement shall automatically and simultaneously cease to be an Originator hereunder (subject, in the case of Lyondell, to its continuing obligations under Article 5 hereof).

Section 6.06 . Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.  To the extent permitted by applicable law, each Originator hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Originator irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 6.07 . Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective on the date that the Agent shall have received counterparts hereof signed by each Originator (or receipt by the Agent in the form satisfactory to it of facsimile or other written confirmation from each Originator of execution of a counterpart hereof by each Originator).

Section 6.08 .  WAIVER OF JURY TRIAL.  EACH ORIGINATOR AND, BY ACCEPTANCE HEREOF, THE AGENT, EACH PURCHASER AND EACH OTHER INDEMNIFIED PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATION TO THIS AGREEMENT  OR THE ACTIONS OF THE AGENT OR ANY PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by an authorized officer as of the day and year first above written.

LYONDELL CHEMICAL COMPANY as Servicer and as Originator

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative
Address: 1221 McKinney, Suite 700 Houston, TX 77010
Attention: Assistant Treasurer
Telephone: 713/652-7200
Facsimile: 713/652-4598

[Undertaking Agreement]

EQUISTAR CHEMICALS, LP as Originator

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative
Address: 1221 McKinney, Suite 700 Houston, TX 77010
Attention: Assistant Treasurer
Telephone: 713/652-7200
Facsimile: 713/652-4598

[Undertaking Agreement]

HOUSTON REFINING LP as Originator

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative
Address: 1221 McKinney, Suite 700 Houston, TX 77010
Attention: Assistant Treasurer
Telephone: 713/652-7200
Facsimile: 713/652-4598

[Undertaking Agreement]